Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH

A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	SAN FRANCISCO OFFICE 44 MONTGOMERY STREET, SUITE 4200 SAN FRANCISCO, CALIFORNIA 94104
	TELEPHONE	(415) 283-2240
	FACSIMILE	(415) 283-2255
SANTA BARBARA OFFICE 302 OLIVE STREET SANTA BARBARA, CALIFORNIA 93101
	TELEPHONE	(805) 564-0065
	FACSIMILE	(805) 564-1044

December 18, 2007

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, California 92705

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Powerwave Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 539,652 shares of the Company’s common stock, $0.0001 par value, (the “Shares”) reserved for issuance under the Company’s Extended and Restated 1996 Employee Stock Purchase Plan (the “Plan”).

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

Based on the foregoing, it is our opinion that the issuance of the Shares against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth